Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-            ) and related Prospectus of Impac Mortgage Holdings, Inc. (the “Company”) for the registration of $200,000,000 in securities and to the incorporation by reference therein of (1) our reports dated March 11, 2016 with respect to the consolidated financial statements of the Company and the effectiveness of the Company’s internal control over financial reporting included in its Annual Report (Form 10-K) as of and for the year ended December 31, 2015; and (2) our report dated March 31, 2015 with respect to the financial statements of the Mortgage Division of CashCall, Inc. as of and for the years ended December 31, 2014 and 2013 included in the Company’s Current Report (Form 8-K/A), both filed with the Securities and Exchange Commission.

/s/ Squar Milner LLP

Newport Beach, California

December 20, 2016